Separation Agreement and Release

This document is a Separation Agreement and Release (this “Release Agreement”) and is between Ferro Corporation (“Ferro”) and Barry D. Russell (“Mr. Russell”).

For good and valuable consideration, and intending to be legally bound, Ferro and Mr. Russell hereby agree as follows:

1. Termination of Employment

A.	Ferro has employed Mr. Russell since April 24, 2006.

B.	Mr. Russell and Ferro signed a confidentiality agreement (the “Confidentiality Agreement”).

C.	Ferro and Mr. Russell signed a Change in Control Agreement effective as of January 1, 2009 (the “Change in Control Agreement”).

D.	Mr. Russell has served as Vice President for the Electronic Material Systems business unit of Ferro.

E.	Mr. Russell’s employment relationship with Ferro has ended as of August 15, 2009 (the “Termination Date”). His departure reflects Ferro’s continuing efforts to adjust corporate costs during the current recessionary environment.

2. Normal Package and Other Matters

A.	Regardless of whether Mr. Russell signs this Release Agreement, Mr. Russell will be paid for time worked through the Termination Date and will be entitled to receive a payment equal to the value of current year accrued but unused vacation.

B.	Regardless of whether Mr. Russell signs this Release Agreement, Mr. Russell will be permitted to extend existing medical, dental, and vision insurance coverage, if any, at his own expense, consistent with federal COBRA law and any applicable state laws.

C.	Regardless of whether Mr. Russell signs this Release Agreement, Mr. Russell will be entitled to exercise any stock options awarded to him by Ferro (that have vested as of the Termination Date) at any time up to and including November 15, 2009. After November 15, 2009, Mr. Russell will not be entitled to exercise any further Ferro stock options. Any stock options that did not vest as of the Termination Date will be forfeited as of the Termination Date.

D.	Regardless of whether Mr. Russell signs this Release Agreement, in accordance with the terms of Performance Share Awards and Restricted Share Awards under the 2006 Long-Term Incentive Compensation Plan, any Performance Shares or Restricted Shares awarded to Mr. Russell will be forfeited as of the Termination Date.

E.	Regardless of whether Mr. Russell signs this Release Agreement, Mr. Russell’s rights with respect to any benefits payable under the Ferro Corporation Savings and Stock Ownership Plan and the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees shall be governed by the terms and conditions of such plans.

F.	Regardless of whether Mr. Russell signs this Release Agreement, in accordance with the terms of Ferro’s annual incentive plan (including the suspension of payment of all bonuses thereunder for the year 2009) Mr. Russell will not be entitled to any bonus for the year 2009.

3. Enhanced Package

In consideration of the agreements and promises made by Mr. Russell in this Release Agreement, Ferro is prepared to provide Mr. Russell with, and Mr. Russell hereby elects to receive, the following enhanced separation pay and benefits (the “Enhanced Package”) in addition to the benefits described in paragraph 2 above and subject to the terms and conditions of this Release Agreement:

A.	Severance Period

The “Severance Period” will be the period beginning on August 16, 2009, and ending the earlier of February 15, 2011, or the date on which Mr. Russell begins employment with another employer.

B.	Severance Payments

During the Severance Period, Ferro will pay Mr. Russell as severance Mr. Russell’s current base salary of $13,541.67, per twice-monthly pay period; provided, however that no amount of severance otherwise payable to Mr. Russell shall be paid prior to the Effective Date (as defined in Paragraph 7E below). With respect to any severance payment(s) which would have been paid to Mr. Russell but for the applicable pay period being prior to the Effective Date, such amount shall be paid to Mr. Russell no later than the second pay period following the Effective Date.

C.	Continuation of Benefits

During the Severance Period, Ferro will continue to provide Mr. Russell coverage under Ferro’s employee medical, dental, and vision care health plans offered to Corporate Lakeside employees, consistent with Mr. Russell’s current elections. Ferro will pay the employer’s portion of Mr. Russell’s premium costs under such plans during the Severance Period.

D.	Cash Payment in Lieu of Outplacement Services

In lieu of Ferro providing Mr. Russell with the services of an executive outplacement firm selected by Ferro, Ferro will provide Mr. Russell a cash payment of Eight Thousand Dollars ($8,000), less applicable taxes, deductions, and withholdings.

4. Confidentiality and Noncompetition

In consideration of the Enhanced Package, Mr. Russell promises that:

A.	For the period beginning on the date Mr. Russell signs this Release Agreement and ending February 15, 2011, Mr. Russell will not use or disclose to any persons any proprietary or confidential business information or trade secrets concerning Ferro or any of its affiliated companies, obtained or which came to Mr. Russell’s attention during the course of his employment with Ferro.

B.	For the period beginning on the date Mr. Russell signs this Release Agreement and ending February 15, 2011, Mr. Russell will not make any statements or disclose any information concerning Ferro, its directors, officers, management, staff, employees, representatives, or agents (collectively, “Ferro or its management”), which are likely to disparage Ferro or its management, which are likely to damage the reputation or business prospects of Ferro or its management, or which are likely to interfere in any way with the business relations Ferro has with its customers (including potential customers), suppliers, alliance partners, employees, investors, or shareholders.

C.	For the period beginning on the date Mr. Russell signs this Release Agreement and ending February 15, 2011, Mr. Russell will not, directly or indirectly, engage in, or assist or have an ownership interest in, or act as an employee, agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in, the manufacture or sale of products that compete with Ferro’s Electronic Material Systems group products or any products which are logical extensions, on a manufacturing or technological basis, of such products.

D.	Mr. Russell represents and warrants that, from the Termination Date through the date he signed this Release Agreement, he has not engaged in any activity inconsistent with the requirements of paragraph 4.

In addition, Mr. Russell hereby reaffirms the commitments made to Ferro in the Confidentiality Agreement, which are in no way diminished or overridden by the restrictions set forth in this paragraph 4. This paragraph 4 is not intended to reduce any of the obligations that the law may impose on former employees, such as any legal obligation not to disclose trade secrets or other types of confidential information.

5. Waiver

Mr. Russell acknowledges that Ferro is providing the Enhanced Package in lieu of all other benefits to which he is or may be entitled arising out of his termination of employment. Mr. Russell hereby waives any and all rights to any other severance benefits offered to Ferro employees and any other right or benefit under any agreement, understanding, or promise, whether written or oral, between Mr. Russell and Ferro (or any of the Released Parties, as defined below). This waiver does not affect Mr. Russell’s right to continuation of coverage under Ferro’s health insurance plans at his own expense pursuant to any rights Mr. Russell may have under federal COBRA law or any applicable state law.

6. Release

In consideration of the Enhanced Package, Mr. Russell hereby releases Ferro Corporation and all of Ferro Corporation’s predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, interest, attorneys’ fees, and expenses, known or unknown, which Mr. Russell has or may claim to have against any of the foregoing arising from or relating to his employment or termination of employment with Ferro.

Mr. Russell agrees not to assert any such claims, demands, actions, or causes of action in any court of law.

Mr. Russell acknowledges that the foregoing release includes (but is not limited to) all claims arising under federal, state, or local law in the United States prohibiting employment discrimination or retaliation, including, without limitation, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, 42 U.S.C. §1981, Section 1981 of the Civil Rights Act of 1866, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, Chapters 4112 and 4113 of the Ohio Revised Code, including all amendments to such laws, and all claims under any other federal or state laws, local ordinances or common law and other laws restricting an employer’s right to terminate the employment relationship. Mr. Russell further acknowledges that such release includes (but is not limited to) any claims he may have under any internal grievance procedure at Ferro.

The foregoing release does not waive rights or claims that may arise after the date this Release Agreement is executed. Mr. Russell agrees that he will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Release Agreement.

7. Voluntary Election

Mr. Russell acknowledges that:

A.	The only consideration being given for signing this Release Agreement is set forth herein. In exchange for signing this Release Agreement, Mr. Russell is being provided consideration to which he would not otherwise be entitled.

B.	No other promises or agreements have been made to or with Mr. Russell by any person or entity to induce Mr. Russell to sign this Release Agreement.

C.	Mr. Russell has been given twenty-one (21) calendar days to consider the effect of this Release Agreement, including the release contained above, before signing this Release Agreement. By signing below, Mr. Russell expressly acknowledges that he has been afforded the opportunity to take twenty-one (21) calendar days to consider this Release Agreement and that his execution of this document is with full knowledge of the consequences thereof and is of his own free will.

D.	Mr. Russell is encouraged to discuss this Release Agreement and any matters related to the termination of his employment with an attorney of his own choosing. Mr. Russell acknowledges that, before signing, he has had sufficient opportunity to do so.

E.	Mr. Russell may revoke this Release Agreement during the seven-day period beginning immediately after he signs this Release Agreement. Such revocation must be made in writing delivered to Ferro at the address listed below before the end of the seven-day period:

Ferro Corporation

1000 Lakeside Avenue

Cleveland, Ohio 44114

Attention: General Counsel

The “Effective Date” of this Release Agreement will be the day after the seven-day revocation period has expired. This Release Agreement will be neither effective nor enforceable before the Effective Date. If timely revoked, all portions of this Release Agreement will be void.

8. Return of Company Property

Within four calendar days after executing this Release Agreement, Mr. Russell shall (a) return to Ferro all company property in his possession, including but not limited to, all paper documents, electronic documents, physical property, or other materials; and (b) delete all copies he has of any electronic records or documents of Ferro and agrees that he will not, at any time in the future, seek to recover or permit recovery of any such deleted files unless required by law. Mr. Russell certifies that he has not disclosed any Ferro proprietary, confidential, or trade secret information to anyone outside of Ferro and that he will not do so before complying with this paragraph. If Mr. Russell has any questions about the scope or applicability of this paragraph, he agrees to contact the General Counsel’s office at Ferro.

9. Withholding and Date of Payments

All payments under this Release Agreement will be subject to withholding, deductions and contributions as required by law.

10. Notice of Other Employment; Repayment of Severance

Mr. Russell understands that the severance pay described in paragraph 3B is intended to compensate him for a period of weeks during which he is not employed and that his right to severance pay ends on the earlier of February 15, 2011 or the date he begins employment with another employer. Accordingly, Mr. Russell agrees to promptly notify Ferro of his employment with another employer commencing prior to February 15, 2011. In addition, Mr. Russell agrees to repay to Ferro any severance pay erroneously received after the commencement of such employment.

11. Executive Availability

Mr. Russell agrees to make himself reasonably available to Ferro to respond to requests by Ferro for information pertaining to or relating to Ferro and/or its affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of Mr. Russell. Mr. Russell agrees to cooperate fully with Ferro in connection with any and all existing or future litigation, charges, or investigations brought by or against Ferro or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent Ferro deems Mr. Russell’s cooperation necessary. In conjunction with Mr. Russell’s commitments under this paragraph, Ferro will reimburse Mr. Russell for reasonable out-of-pocket expenses incurred as a result of such cooperation.

12.	Termination of Change in Control Agreement

In accordance with the provisions of the Change in Control Agreement, the “Term” of the Change in Control Agreement (as defined therein) shall expire immediately upon Mr. Russell’s Termination Date.

13. Governing Law

This Release Agreement will be governed by the internal substantive laws of the State of Ohio.

14. Notification of Alleged Breach

Unless there is a risk of imminent harm to Ferro, Ferro will provide Mr. Russell with at least seven days written notice of any alleged violation or breach of the agreement, so that he may respond to the allegations prior to Ferro ceasing any payments or benefits, returning any payments, or taking any legal action under this agreement.

15. Entire Agreement

This Release Agreement, together with the Confidentiality Agreement, contains the entire agreement between the parties hereto and replaces any prior agreements, contracts and/or promises, whether written or oral, with respect to the subject matters included herein. This Release Agreement may not be changed orally, but only in writing, signed by each of the parties hereto.

16. Invalidity

The parties to this Release Agreement agree that the invalidity or unenforceability of any one provision or part of this Release Agreement will not render any other provision(s) or part(s) hereof invalid or unenforceable and that the other provision(s) or part(s) will remain in full force and effect.

By signing this Release Agreement, Mr. Russell affirms that he has read this
Release Agreement carefully, that he knows and understands its contents, that he is signing this Release Agreement voluntarily, and that signing this
Release Agreement is his own free act and deed.

To evidence their agreement and intention to be bound legally by this document, Barry D. Russell and Ferro Corporation have signed and dated this Separation Agreement and Release.

Ferro Corporation
/s/ Barry D. Russell	By:	/s/ James F. Kirsch

Barry D. Russell		James F. Kirsch Chairman, President & Chief Executive Officer
Date: September 23, 2009	Date:	September 24, 2009